EXHIBIT 10.7

Exclusive Patent License Agreement

Between

The Arizona Board Of Regents On Behalf Of The University Of Arizona

And

Solterra Renewable Technologies, Inc.

This license agreement (the “Agreement”) is made effective as of the Effective Date and is between The Arizona Board of Regents on behalf of The University of Arizona, an Arizona body corporate with its principal campus in Tucson, Arizona 85721 (the “UNIVERSITY”), and Solterra Renewable Technologies, Inc., an Arizona Company with its principal place of business at 7700 South River Parkway, Tempe, AZ  85284 (“LICENSEE”).

AGREEMENT

The parties agree as follows:

BACKGROUND

Work at the UNIVERSITY has led to the creation of Technical Information and inventions claimed in Patent Rights as further defined below.

LICENSEE is interested in obtaining license to UNIVERSITY’s interest in valuable intangible property rights for creation, manufacture, use, production, distribution, and marketing of products and services from innovations represented by the Technical Information and Patent Rights and can provide a useful business environment for creating Licensed Products and practicing Licensed Method.  UNIVERSITY is willing to grant such rights so that Licensed Products are created and Licensed Method practiced so that the benefits of their availability are enjoyed by the public and a beneficial return to the UNIVERSITY is provided.

1.  DEFINITIONS

1.1	"Change of Control" shall mean the assignment, or other transfer that effects the same however titled by LICENSEE, to a third party of this License between UA and LICENSEE.

1.2	"Effective Date" shall be the last date of signature by authorized representatives of the two parties affirming acceptance of the terms and conditions of this Agreement.

1.3	“Field of Use” shall mean Organic Light-Emitting Diodes in printed electronic displays and all other printed electronic components.

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1.4	“Licensed Method” shall mean any method that:

1.4.a
Is covered by Patent Rights, the use of which would constitute but for the license granted to LICENSEE under this Agreement, an infringement of any issued claim of Patent Rights (including, but not limited to, inducement or contributory infringement); or

1.4.b	Incorporates or is created from access to Technical Information which has provided LICENSEE the time advantage of information and hence a springboard to the business activities of LICENSEE.

1.5	“Licensed Product” shall mean any product that:

1.5.a
Is covered by Patent Right or is produced by the Licensed Method, to the extent that the production, use, or sale of such product would infringe an issued claim of Patent Rights (including, but not limited to, inducement or contributory infringement), but for the license granted to LICENSEE under this Agreement or that is produced by the Licensed Method; or

1.5.b	Incorporates or is created from access to Technical Information which has provided LICENSEE the time advantage of information and hence a springboard to the business activities of LICENSEE.

1.6
"Net Sales" shall mean the total of the gross invoice prices from the sale of Licensed Product or the performance of Licensed Method or Licensed Service by COMPANY, or a sublicensee, to any third parties for cash or other forms of consideration.  COMPANY may make the following deductions, at rates customary within the industry (if not already deducted from the gross invoice price), when calculating the total gross invoice prices:

1.6.a	allowances actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of LICENSEE, or a sublicensee;

1.6.b	freight, transportation, packing, and/or insurance charges actually paid associated with transportation;

1.6.c	taxes based on sales when included in gross sales, but not taxes assessed on income derived from such sales; and

Where LICENSEE distributes Licensed Products for end use to itself or a sublicensee, for purposes other than research and development, then such distribution will be considered a sale at the list price normally charged to independent third parties, and UNIVERSITY will be entitled to collect royalty on such a sale in accordance with Article 3.  Subsequent distribution or sale of these Licensed Products from LICENSEE or sublicensee shall not be subject to additional royalties.

1.7	“Patent Rights” shall mean U.S. Patent No. 7,015,052, issued on March 21, 2006, entitled "Screen-Printing Techniques for the Fabrication of Organic Light-Emitting Diodes."

1.8	“Prior Patent Costs” shall mean direct out of pocket costs incurred by UNIVERSITY for the perfection of Patent Rights prior to the Effective Date which currently total $9280.76.

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1.9
“Sublicensing Consideration” shall mean all consideration received by LICENSEE for the grant of a sublicense of any of the rights granted to LICENSEE under this Agreement, including but not limited to upfront license fees, minimum annual payments, license maintenance payments, milestone payments, royalty and equity interest in the acquirer above the fair market value of the interest transferred.  Sublicensing Consideration excludes Running Royalties and direct payments to LICENSEE for research projects advancing Licensed Product or Licensed Methods and detailed in advance by a research plan and commensurate budget.

1.10	“Technical Information” shall mean UNIVERSITY's information and know-how represented by:

1.10.a
the information content of items made available to LICENSEE under this Agreement in tangible form, including without limitation prototypes, documented processes or techniques, written procedures or methods, protocols, patent applications, software, data compilations or UNIVERSITY invention disclosure files as inventoried in Exhibit A or otherwise identified in this Agreement, whether provided prior to or after the Effective Date of this Agreement; or

1.10.b	services by UNIVERSITY or UNIVERSITY employees acting as consultants with UNIVERSITY’s approval that teach or transfer to LICENSEE UNIVERSITY information associated with Article 1.10.a; or

1.10.c	transfers of UNIVERSITY personnel to LICENSEE that teach or transfer to LICENSEE UNIVERSITY information associated with Article 1.10.a.

1.11
“Territory” for Technical Information shall mean worldwide; and for Patent Rights shall mean those countries for which Patent Rights have been perfected and are being maintained in accordance with Article 5.

2.  GRANT/RETAINED RIGHTS

2.1
License Grant – Patent Rights. UNIVERSITY grants to LICENSEE upon receipt of Prior Patent Costs and the License Issue Fee as set forth in Article 3, and LICENSEE accepts, an exclusive license to UNIVERSITY’s interest in valuable intangible property rights in Patent Rights to make, have made, import, have imported, use, market, sell, and distribute Licensed Product, and practice Licensed Method within the Field of Use and in the Territory.  These rights are specifically subject to Paragraphs 2.4, 2.5 and 2.6 as well as the general terms and conditions set forth in this Agreement.  This grant does not relinquish UNIVERSITY ownership in or rights to Technical Information or Patent Rights and does not grant, by implication or otherwise, any other rights to LICENSEE of any other technologies owned, invented, or discovered by UNIVERSITY, whether past, present, or future.

2.2
License Grant – Technical Information. UNIVERSITY grants to LICENSEE upon receipt of Prior Patent Costs and the License Issue Fee as set forth in Article 3, and LICENSEE accepts, a nonexclusive license to Technical Information to make, have made, import, have imported, use, market, sell, and distribute Licensed Product, and practice Licensed Method within the Field of Use and in the Territory consistent with the purpose of this Agreement subject to the confidentiality provisions of Article 9.  These rights are specifically subordinate to any Patent Right and the need for a grant of rights thereto as well as subject to Paragraphs 2.4, 2.5 and 2.6 and the general terms and conditions set forth in this Agreement.

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2.3
Sublicensing Grant. UNIVERSITY grants to LICENSEE as long as LICENSEE possesses an exclusive right to UNIVERSITY’s interest in Patent Rights under Paragraph 2.1 of this Agreement, and LICENSEE accepts, the nontransferrable right to issue to third parties sublicenses with respect to Licensed Product and Licensed Method within the scope of the grant of rights provided by UNIVERSITY to LICENSEE in Paragraphs 2.1 and 2.2.  Any and all sublicense agreements within the Field of Use granted by LICENSEE shall include all of the rights and obligations contained in this Agreement due UNIVERSITY, and, if applicable, due the United States Government.

2.4	General Retained Rights. UNIVERSITY retains all other rights in Patent Rights and Technical Information not expressly granted LICENSEE.

2.5	Specific Retained Rights. UNIVERSITY retains:

2.5.a
For its research and educational purposes, the right to practice the inventions claimed in Patent Rights within the Field of Use and in the Territory including without limitation UNIVERSITY's right to make, use, have made, have used, import or have imported the inventions and to practice Licensed Methods; and

2.5.b	The right to maintain and sublicense these same rights in Paragraph 2.5.a solely for research and educational purposes to other institutions of higher education or non-profit research institutions.

2.5.c
Nothing in this Agreement limits the right of UNIVERSITY to publish any and all results and technical data resulting from research performed by UNIVERSITY, including, but not limited to, research relating to the Licensed Products, Licensed Method, or Technical Information.

2.6
Government License. The development of Technical Information and Patent Rights was sponsored in part by the U.S. Government, and as a consequence, this Agreement is subject to overriding obligations to the Federal Government under rights and limitations of Public Laws (PL) 96-517 and 98-620 and implementing regulations including 35 USC §§200-211 and 37 CFR Part 401 (“U.S. Government Rights”), as well as the royalty-free provisions of Paragraph 3.5 and the manufacturing statement of Paragraph 13.5.

3.	FEES, ROYALTIES AND PATENT COSTS

3.1	Royalties. In partial consideration for the rights granted herein, LICENSEE shall pay UNIVERSITY on the schedule described in Article 4 the following royalties:

3.1.a	Running Royalties: Royalties based on Net Sales (the “Running Royalties”) of:

3.1.a.i	Two Percent (2.0%) of Net Sales of Licensed Products for Non-Display Electronic Component applications; and

3.1.a.ii	Two and one-half Percent (2.5%) of Net Sales of Licensed Products for Printed Electronic Displays

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3.1.b	Minimum Annual Royalty: A minimum royalty according to the following schedule.

3.1.b.i	The Minimum Annual Royalty payment will be creditable against Royalties due in each respective royalty year, July 1 to June 30th following the due date.

Due Date                                                       Minimum Royalty Due

January 1, 2011                                                        $25,000

June 30, 2011                                                            $50,000

June 30, 2012                                                            $125,000

Each June 30 of every year thereafter                  $200,000

3.1.b.ii
The Annual Minimum Royalties will be adjusted by the cumulative percentage change in the CPI-W Consumer Price Index between July  and the June preceding the date on which the payment in question is payable.

3.1.c	Royalties Due From Sublicenses: For each sublicense granted by LICENSEE, LICENSEE shall pay UNIVERSITY on the schedule described in Article 4 the following royalties :

3.1.c.i	Net Sales by Sublicensees: Running Royalties as set forth in Article 3.1.a.

3.1.c.ii	Sublicensee Minimum Annual Royalty: Minimum royalties as set forth in 3.1.b.

3.1.c.iii	Sublicensing Consideration: Fifteen Percent (15%) of Sublicensing Consideration earned in any period.

3.2	Prior Patent Costs: In partial consideration for the rights granted herein, LICENSEE shall pay any outstanding Prior Patent Costs upon execution of this Agreement.

3.3
Patent Costs:  In partial consideration for the rights granted herein, LICENSEE shall pay within sixty (60) days of receipt of the UNIVERSTY invoice all costs present and future, incurred in maintaining Patent Rights.

3.4	License Fee: A License Fee of Fifteen Thousand Dollars ($15,000) shall be paid within 90 days of execution of the Agreement.

3.5	Early Termination Fee: For termination prior to June 30, 2012, Licensee will pay UA an early termination fee of $75,000.

3.6
Change of Control:  The lesser of $350,000 or 3.0% of the monetary value of all consideration from a transaction involving the sale or assignment or effective transfer of the license agreement to any third party is due upon execution of the Change of Control.

3.7
U.S. Government.   If a Government License exists according to Paragraph 2.6 and if LICENSEE maintains evidence of sales to the U.S. government under U.S. Government Rights, then no royalties may be collected nor need be paid on Licensed Products sold to or Licensed Method performed for the U.S. Government or any agency thereof, as provided for in that license to the government.

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4.  PAYMENTS, REPORTS, RECORD KEEPING AND INSPECTIONS

4.1
Timing of Royalty Payments. LICENSEE shall pay all royalties under Paragraph 3.1 quarterly and within thirty (30) days of the end of each calendar quarter.  Each such payment shall be for the most recently completed calendar quarter.

4.2
Sublicense Reporting.  LICENSEE shall notify the UNIVERSITY of each sublicense granted hereunder.  LICENSEE shall collect and pay all fees and royalties due UNIVERSITY and guarantee all such payments due from sublicensees.  LICENSEE shall monitor sublicensees and assure license terms are met, appropriate records are kept and product quality is equal to or greater than that required by this Agreement.

4.3
Quarterly Royalty Reports. After the first commercial sale of Licensed Product or performance of Licensed Method, LICENSEE shall provide UNIVERSITY with an annual written report within thirty (30) days of December 31 of each calendar year indicating:

4.3.a
Quantity of Licensed Product produced or Licensed Method performed in each location, relevant information on maintaining Licensed Products quality, and supplies of Licensed Products held by LICENSEE and sublicensee(s); and

4.3.b	Summary of Licensed Product and Licensed Method gross sales and Net Sales for both LICENSEE and sublicensee(s); and

4.3.c	The royalties due, including the method used to calculate royalties, the exchange rates used, if applicable, as well as any reductions due to sales to the U.S. Government; and

4.3.d
An accounting of the quantity of Licensed Product sold and Licensed Method performed by LICENSEE and each sublicensee(s), including a summary of domestic and international distribution on which royalties are payable.

4.4
Semi-Annual Pre-commercial effort reporting. Beginning December 2009 and continuing annually thereafter, LICENSEE shall submit to UNIVERSITY a progress report within thirty (30) days of December 31 covering LICENSEE’s activities related to the development and testing of all Licensed Products and Licensed Methods and the obtaining of the governmental approvals necessary for production, marketing, distribution and sale.  Progress reports are required for each Licensed Product and Licensed Method until the first commercial sale of that Licensed Product occurs in the United States. Such reports shall again be required if commercial sales of such Licensed Product or performance of Licensed Method are suspended or discontinued.  Progress reports submitted hereunder shall include, but are not limited to, the following information:

4.4.a	Summary of work completed

4.4.b	Key scientific discoveries

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4.4.c	Summary of work in progress

4.4.d	Current schedule of anticipated events or milestones

4.4.e	Market plans for introduction of Licensed Products and Licensed Methods

4.4.f	A summary of resources (dollar value) spent in the reporting period.

4.5
Payment in U.S. Dollars. Payments hereunder shall be made in U.S. dollars in the United States.  If Licensed Products are sold or Licensed Method is performed for monies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold or Licensed Method was practiced and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

4.6
No Reduction by Taxes or Other Charges. Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income.  LICENSEE is responsible for all bank transfer charges.  Notwithstanding this, all payments made by LICENSEE in fulfillment of UNIVERSITY’s own tax liability in any particular country will be credited against earned royalties or fees due UNIVERSITY for that country.

4.7
Prompt Remittance on Foreign Sales. If at any time, legal restrictions prevent the prompt remittance of royalties by LICENSEE from any country where Licensed Products are sold or Licensed Method is practiced, LICENSEE shall convert the amount owed to UNIVERSITY into United States funds and shall pay UNIVERSITY directly from its U.S. source of funds for as long as the legal restrictions apply.

4.8
Timing of Royalty Accrual. Royalties accruing to UNIVERSITY shall be owed by LICENSEE to UNIVERSITY when Licensed Product or Licensed Method are invoiced, or if not invoiced, when delivered, provided or performed to or for a third party.

4.9
Interest on Late Payments. In the event that any payments are not received when due, LICENSEE shall pay additional interest charges on overdue balances in a period at a daily compounded annual rate of the prime rate quoted in the Wall Street Journal on the last business day of the reporting period plus 10%.  Interest shall be calculated from the date payment was due and until actually received by UNIVERSITY.

4.10
Record Keeping, Inspection and Audit. LICENSEE shall maintain accurate books and records concerning this Agreement , and, upon reasonable advance notice by UNIVERSITY, LICENSEE’s records, inventory, and Licensed Product production or Licensed Method practice facilities shall be open for inspection by UNIVERSITY or University’s duly authorized agents for the purpose of verifying the accuracy of reports, including but not limited to calculations, deductions and payments due.  LICENSEE shall keep, and cause any sublicensee(s) to keep, accurate records and books showing the maintenance, production, inventory, sale, distribution or sublicensing of Licensed Product and the performance of Licensed Method.  LICENSEE shall permit UNIVERSITY or duly authorized agents of UNIVERSITY, during regular business hours, to inspect LICENSEE facilities and records for the purpose of verifying the accuracy of reports, quality control and auditing royalty payments due UNIVERSITY.  In the event payment is in error by Ten Thousand U.S. Dollars ($10,000.00) or more, LICENSEE shall pay all reasonable documented audit expenses.

4.11
Invalidity. If any patent or patent claim within Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision.  LICENSEE shall not, however, be relieved from paying any royalties that accrued before the final decision, that are based on another patent or claim not involved in the final decision, or that are based on UNIVERSITY’s property rights.

5.  PATENT PROSECUTION AND ENFORCEMENT

5.1
Patent Prosecution. UNIVERSITY maintain the Patent Rights at LICENSEE’s expense.  UNIVERSITY shall provide all patent correspondence to LICENSEE and LICENSEE shall have opportunity to review and make timely comment.

5.2
Patent Marking. LICENSEE and sublicensee(s) shall mark Licensed Product with the patent numbers of the patents within Patent Rights in accordance to 35 U.S.C. Section 287 (or its foreign equivalents) to reflect that unauthorized production, use, sale, and distribution are prohibited.

5.3
Infringement Notification. LICENSEE shall notify UNIVERSITY promptly of any known production, sale, marketing, distribution, or use of Licensed Product or the performance of Licensed Method by persons that are not authorized to produce, use, market, distribute, or sell Licensed Product or Licensed Method.  Notification of such infringement shall include reasonable details that would enable UNIVERSITY to investigate and terminate such infringement, and UNIVERSITY retains the right to terminate such infringement subject to this Article 5.

5.4	Empowerment of LICENSEE Concerning Infringements. Pursuant to this Agreement and to the provisions of 35 U.S.C. Chapter 29 or other statutes, LICENSEE is empowered:

5.4.a	to bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in Patent Rights, and

5.4.b	in any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement, and

5.4.c	in any such suit, to settle any claim or suit for infringement of Patent Rights with the prior written permission of UNIVERSITY, such permission not to be unreasonably withheld,

for which LICENSEE has exclusive rights under this Agreement, provided that LICENSEE shall notify UNIVERSITY of LICENSEE’s intention to file suit at least fourteen (14) days prior to filing thereof.  In the event that LICENSEE exercises its rights under this Paragraph, unless UNIVERSITY then notifies LICENSEE in writing, within seven (7) days after UNIVERSITY’s receipt of LICENSEE’s notice, that UNIVERSITY agrees to bear one-half of the expense of prosecuting such suit, all recoveries had or obtained in such suit shall belong solely to LICENSEE, with the exception of any royalties or their equivalent payable to UNIVERSITY as set forth in this Agreement.  In any suit brought by LICENSEE under this Paragraph in which UNIVERSITY has not agreed to bear one-half of the expenses of such suit, UNIVERSITY shall have the right to be represented by counsel of UNIVERSITY’s choice at UNIVERSITY’s expense if such suit involves, or causes to become involved, actual or potential rights, obligations, and/or properties of UNIVERSITY.  LICENSEE agrees to keep UNIVERSITY reasonably apprised of the status and progress of any litigation.

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5.5
Recoveries when University Shares Costs. If UNIVERSITY notifies LICENSEE that UNIVERSITY agrees to bear one-half of expenses as specified in Paragraph 5.4, and if UNIVERSITY pays LICENSEE from time to time as expenses are incurred, then all recoveries obtained in such suit shall be divided equally between LICENSEE and UNIVERSITY.

5.6	Suits Brought By University. In the event that suit is brought by UNIVERSITY under this Article, UNIVERSITY agrees that LICENSEE may join UNIVERSITY as a party plaintiff in any such suit.

5.7
Bearing of Expenses. In any infringement action commenced under this Article, provided that UNIVERSITY fails to notify LICENSEE, as provided in Paragraph 5.4, that UNIVERSITY agrees to bear one-half of the expense of prosecuting such suit, the expenses in such action, including, but not limited to, costs, fees, attorney fees, and disbursements, shall be paid solely by LICENSEE.

5.8
UNIVERSITY Cooperation. UNIVERSITY shall cooperate fully with LICENSEE in connection with any infringement action initiated by LICENSEE under this Article, and UNIVERSITY agrees promptly to provide reasonable access to all necessary documents and to render reasonable assistance in response to a written request by LICENSEE.

5.9
In The Event Of A Declaratory Judgment. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the patents included in Patent Rights shall be brought against LICENSEE or raised by way of counterclaim or affirmative defense in an infringement suit brought by LICENSEE under this Article, LICENSEE, pursuant to this Agreement and to 35 U.S.C. Chapter 29 or other statutes, is empowered:

5.9.a	to defend the suit in its own name, at its own expense, and on its own behalf, for presumably valid claims in such patents; and

5.9.b	in any such suit to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and

5.9.c	in any such suit to settle any claim or suit for declaratory judgment involving Patent Rights with the prior written permission of UNIVERSITY, such permission not to be unreasonably withheld.

Nothing in this Paragraph shall be construed as limiting any rights granted to or retained by either UNIVERSITY or LICENSEE under this Article.

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5.10
Damage Recovery. In the event that UNIVERSITY does not participate according to Paragraph 5.4 in any action brought under this Article and LICENSEE recovers damages, LICENSEE shall pay to UNIVERSITY an earned royalty on such recovery, the amount of such royalty to be equal to that specified in Article 3 and to be payable as specified under Article 4.

5.11
No Obligation to Bring Suit. Nothing contained within this Article or this Agreement shall be construed to obligate UNIVERSITY to bring any suit or to enforce any rights under this Agreement.  Additionally, nothing contained within this Article or this Agreement shall be construed to limit the ability of UNIVERSITY to bring any suit or to enforce any rights under this Agreement.

6.  DILIGENCE

6.1	Obligation to Commercialize. LICENSEE shall, using best business practice, diligently fill the market demands for Licensed Products and Licensed Method within the Field of Use and in the Territory.

6.2
Approvals or Certifications. LICENSEE shall diligently endeavor to obtain all necessary governmental approvals for the manufacture, use, marketing, sale, and distribution of Licensed Products and/or performance of Licensed Method.

6.3	Diligence Timelines. LICENSEE shall:
6.3.a	market Licensed Products for sale, or Licensed Method for performance, in the Territory and the within the Field of Use by December 31, 2010; and

6.3.b
market Licensed Products for sale and Licensed Method for performance within the Field of Use within sixty (60) days of regulatory approval by the appropriate governmental agency in each country in the Territory.

7.  TERM AND TERMINATION

7.1	Term. This Agreement shall be in effect as of the Effective Date, and shall continue until the last-to-expire Patent Rights.

7.2
Termination by LICENSEE. LICENSEE may terminate this Agreement, at any time, upon ninety (90) days prior written notice to UNIVERSITY and including in the notice a declaration that LICENSEE is no longer, and henceforth will not be, making commercial gain from the Patent Rights or Technical Information for Licensed Product.

7.3
Termination by UNIVERSITY. If LICENSEE breaches any term of this Agreement, then UNIVERSITY may give written notice of the breach; and, if LICENSEE fails to correct the breach within sixty (60) days, then UNIVERSITY shall have the right to cancel or terminate this Agreement.  This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

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7.4	Automatic Termination. This Agreement will terminate automatically if, during the term of this Agreement, LICENSEE:

7.4.a	commits any act of bankruptcy; or

7.4.b	becomes insolvent; or

7.4.c	is unable to pay its debts as they become due; or

7.4.d	files a petition under any bankruptcy or insolvency act; or

7.4.e	has a petition under any bankruptcy or insolvency act filed against it which is not dismissed within sixty (60) days; or

7.4.f	offers any component of Patent Rights for the benefit of its creditors; or

7.4.g	terminates its incorporation.

7.5	Termination by UNIVERSITY. UNIVERSITY shall have the right, at its sole discretion, to terminate this Agreement if, during the term of this Agreement, LICENSEE:

7.5.a	ceases the commercial sale of Licensed Product or performance of Licensed Method; or

7.5.b	liquidates or takes steps to liquidate its assets reasonably required for the sale of Licensed Product or the performance of Licensed Method.

7.6
Effect of Termination. Upon termination of this Agreement for any reason, LICENSEE shall immediately cease use of the rights granted herein, including but not limited to ceasing to transfer Licensed Products and practice Licensed Method; all Licensed Product under the control of LICENSEE and/or sublicensee(s) shall be fully and completely destroyed by LICENSEE using appropriate chemical and/or mechanical methods, excepting Licensed Product stock held by sublicensee(s) that remains in compliance with the terms and conditions of this Agreement.

7.7
Effect of Termination Upon Sublicenses. Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether sublicenses shall be canceled or assigned to UNIVERSITY.  LICENSEE agrees to assign to UNIVERSITY if requested by UNIVERSITY.

7.8
No Relief of Obligations Incurred Prior to Termination. Termination of the Agreement granted hereunder for any reason by either party shall not relieve the parties of any obligation accruing prior to such termination.

7.9	Surviving Terms. Notwithstanding any termination or expiration of this Agreement, the provisions of Articles 9, 10 and 11 shall survive and shall be enforceable according to the terms thereof.

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8.  ASSIGNMENT

8.1	UNIVERSITY Assignments. UNIVERSITY may assign this Agreement.

8.2	Other Assignments. This Agreement shall not be assigned by LICENSEE except:

8.2.a
With the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld; or as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this Agreement, and that a condition of such sale is purchaser’s agreement to comply with the terms and conditions of this Agreement.

8.2.b	Assignment of this Agreement under this Article shall only become effective after UNIVERSITY receives written notice by the Party making the assignment to the other Party that:

8.2.b.i	The assignment has been made;

8.2.b.ii	The name of the new assignee;

8.2.b.iii	Any breaches have been cured and payments due paid; and

8.2.b.iv	The new recipient of notices and other necessary information required under Article 12.

9.  CONFIDENTIALITY

9.1
Information Handling. LICENSEE shall safeguard confidential Technical Information (“Confidential Information”) supplied by UNIVERSITY against disclosure to others with the same degree of care as it exercises with its own data or information of a similar nature.  LICENSEE shall not use such Confidential Information except to perform its obligations under this Agreement, and shall not disclose such Confidential Information to others (except to its employees, agents, or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE is not prevented from using or disclosing any of the Confidential Information that:

9.1.a	LICENSEE can demonstrate by written records was previously known to it; or

9.1.b	is now or becomes in the future public knowledge other than through acts or omissions of LICENSEE; or

9.1.c	is lawfully obtained by LICENSEE from sources independent of UNIVERSITY without obligation of confidentiality; or

9.1.d	is required to be disclosed to a third party by applicable laws or out of court proceedings.

9.2	Term of secrecy. The secrecy obligations of LICENSEE under these terms shall remain in effect for five (5) years from the termination date of this Agreement.

9.3
No Reduction of Obligations Due to Timing of Receipt of Technical Information. The obligations of confidentiality and limited use hereunder apply to any Confidential Information of UNIVERSITY provided to LICENSEE relating to the subject matter of this Agreement, whether supplied under this Agreement or prior to the Effective Date.

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9.4	Arizona Public Records Law. This Agreement itself cannot be Proprietary Information per the Arizona Public Records Law A.R.S. 39-121 and A.R.S. 41-1350.

10.     NO WARRANTIES

10.1
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.  IT IS AGREED THAT LICENSEE ACCEPTS LICENSED PRODUCTS AND LICENSED METHODS ON AN “AS IS” BASIS.

10.2
NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES UNIVERSITY EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN UNIVERSITY’S PATENT RIGHTS.

10.3
IN NO EVENT SHALL UNIVERSITY BE LIABLE FOR DAMAGES OF ANY KIND INCLUDING INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNICAL INFORMATION OR LICENSED PRODUCTS.

10.4	NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

10.5
THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF UNIVERSITY OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

11.  LICENSEE REPRESENTATIONS, INDEMNIFICATION AND INSURANCE

11.1	LICENSEE Warranties and Representations. LICENSEE warrants and represents that:

11.1.a
The production, use, marketing, sale, and distribution of Licensed Products and the practice of Licensed Method shall be in conformance to applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Licensed Products or the practice of Licensed Method in or between any county, state, federal, or foreign jurisdiction; and

11.1.b
Licensed Products will not be produced, used, marketed, sold, distributed, and/or sublicensed outside the Field of Use or Territory and that Licensed Method will not be practiced outside the Field of Use or Territory.

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11.2
LICENSEE Representations, Warranties and Indemnification. LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, agents, and the inventors of the Technical Information leading to patents and patent applications in Patent Rights and their employers, against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the exercise of this Agreement or any sublicense, and those arising from the breach or non-performance by LICENSEE, of the foregoing obligations, representations and warranties.  This indemnification includes, but is not limited to, any product liability.

11.3
Insurance Requirements. LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows, or an equivalent program of self insurance:

11.3.a	Comprehensive or commercial general liability insurance (contractual liability included) with its minimum limits as follows:

11.3.a.i	Each Occurrence One Million U.S. Dollars ($1,000,000)

11.3.a.ii	Products/Completed Operations Aggregate Two Million U.S. Dollars ($2,000,000)

11.3.a.iii	Personal and Advertising Injury One Million U.S. Dollars ($1,000,000)

11.3.a.iv	General Aggregate (commercial form only) Two Million U.S. Dollars ($2,000,000)

11.3.b
The coverage and limits specified above do not in any way limit the liability of LICENSEE under this Agreement.  Such insurance coverage is required prior to the first sale of Licensed Products or performance of Licensed Method.  LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements.  Such certificates must:

11.3.b.i	Provide for thirty (30) day advance written notice to UNIVERSITY of any modification.

11.3.b.ii	Indicate that UNIVERSITY has been endorsed as an additional Insured under the coverage specified above.

11.3.b.iii
Include a provision that the coverage will be primary and will not relate to nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

11.4
Notification Concerning Suits Under This Article. UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article.  LICENSEE shall promptly keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

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12.	NOTICES

12.1
Delivery. Any royalty or fee payment, notice, or other communication required or permitted to be made or to be given to either party under this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by either certified first class U.S. mail, postage prepaid, or by traceable delivery services such as Federal Express, United Postal Service or DHL, addressed to that party at its address set forth below:

If to UNIVERSITY:
Attention OTT Reference: UA00-032
Office of Technology Transfer
The University of Arizona
University Services Building, Room 204
888 North Euclid Avenue
Tucson, AZ 85721

Phone: 520-621-5000             Facsimile: 520-626-4600

If to LICENSEE:
Mr. Steven Squires
Solterra Renewable Technologies, Inc.
7700 South River Parkway
Tempe, AZ   85284

Phone: 623-792-8946             Facsimile:   623-792-8947

13.	MISCELLANEOUS

13.1
Use of Names and Trademarks. Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of any party hereto (including contraction, abbreviation, or simulation of any of the foregoing).  Unless required by law, the use by LICENSEE of the name “Arizona Board of Regents”, “The University of Arizona”, or the name of any campus associated with UNIVERSITY in advertising, publicity, or other promotional activities is prohibited.

13.2
Governing Law and Venue. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Arizona, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country where the patent or patent application is filed.

13.3
Entire Understanding. This Agreement embodies the entire understanding of the parties, and there are no other agreements or understandings, either express or implied, between the parties relating to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or agents.

13.4
Headings Provided For Convenience. The headings of the Articles and certain paragraphs are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

13.5	U.S. Manufacture. LICENSEE shall ensure compliance with Title 35 U.S.C. §204.

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13.6
Government Reporting Requirements or Approvals. LICENSEE shall notify UNIVERSITY if LICENSEE becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including, but not limited to, fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

13.7
Export Control. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products or Licensed Method and related technical data to foreign countries, including, without limitation, the Export Administration Regulations.

13.8
Enforceability of Terms. In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

13.9	State of Arizona Required Clauses.

13.9.a	The parties agree to be bound by applicable state and federal rules governing equal employment opportunity, immigration and nondiscrimination.

13.9.b
The parties agree that should a dispute arise between them, in any manner, concerning this Agreement, and said dispute involves the sum of Fifty Thousand U.S. Dollars ($50,000) or less in money damages only, exclusive of interest or cost of attorney’s fees, the parties will submit the matter to binding arbitration pursuant to the Arizona Supreme Court Rules for Compulsory Arbitration and the decision of the arbitrator(s) shall be final and binding upon the parties.

13.9.c
The parties recognize that the performance by the UNIVERSITY may be dependent upon the appropriation of funds by the State Legislature of Arizona.  Should the State Legislature of Arizona fail to appropriate the necessary funds, the UNIVERSITY may cancel this Agreement without further duty or obligation.

13.9.d
This Agreement is subject to the provisions of A.R.S. § 38-511.  The UNIVERSITY may cancel this Agreement by written notice to the parties if any person substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of the UNIVERSITY becomes an employee or consultant in any capacity of LICENSEE.

13.10
Performance. The failure of any party hereto at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provision at a later time.

13.11
No Waiver.  No waiver by any party of this Agreement of any breach or default of any of the covenants or agreements herein set forth may be deemed a waiver as to any subsequent and/or similar breach or default.

13.12
Parties.  The parties are not partners or joint venturers, and nothing herein shall be construed as causing them to be.  Neither of the parties has the authority to act in the other’s name, nor act for the other’s benefit, except as is expressly provided in this Agreement.

13.13
Complete Agreement.  This Agreement constitutes the entire agreement, both written and oral, between the parties.  All prior agreements relating to the subject matter of this Agreement, whether written or oral, express or implied, are cancelled.

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IN WITNESS WHEREOF, each party hereto has executed this Agreement in duplicate originals by their respective and duly authorized officers on the day and year below written.

ARIZONA BOARD OF REGENTS                                                                         SOLTERRA RENEWABLE TECHNOLOGIES
        on behalf of
THE UNIVERSITY OF ARIZONA

By:____________________________                                                                By:____________________________
(Signature)                                                                                                                    (Signature)

Name:  Patrick L. Jones                                                                                               Name: Steven Squires

Title:    Director                                                                                                            Title:  President and CEO
            Office of Technology Transfer

Date:___________________________                                                                Date:____________________________

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Exhibit A
Technical Information Transferred as of the Effective Date

A.1.
U.S. Patent No. 7,015,052, issued on March 21, 2006, entitled "Screen-Printing Techniques for the Fabrication of Organic Light-Emitting Diodes" and any and all U.S. issued patents or patent applications that may be derived therefrom "

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